GMAC Financial Services Reports Preliminary Second Quarter 2009 Financial Results
•	Second quarter after-tax net loss of $3.9 billion
•	Strategic actions to streamline GMAC for the long term resulted in several significant charges
•	Excluding certain significant items, second quarter loss of approximately $400 million
•	Weak economic conditions continue to affect performance
•	Improved liquidity and capital position related to TARP investment and TLGP participation
•	Company launched aggressive cost reduction initiative
•	Financing for Chrysler dealers and consumers began

NEW YORK – GMAC Financial Services today reported a second quarter 2009 after-tax net loss of $3.9 billion, compared to a net loss of $2.5 billion in the second quarter of 2008.  Results in the quarter were adversely affected by strategic actions taken by the company which resulted in several charges in the second quarter, including:
•	$1.2 billion tax charge related to the incorporation of GMAC;
•	$1.6 billion loss on the disposition of international mortgage assets and provision, impairments, and reserves on domestic non-Bank mortgage assets;
•	$607 million goodwill impairment of GMAC’s U.S. consumer property and casualty insurance business related to a strategic review of the operation; and
•	$105 million of additional provision on resort finance assets.

Excluding these charges, GMAC’s loss in the second quarter of 2009 was approximately $400 million.

Also affecting results in the quarter was an increased loss provision at the mortgage operation related to continued credit deterioration and an original issue discount amortization expense related to GMAC’s fourth quarter 2008 debt exchange.  This was partially offset by improved results in the automotive finance business related to a strengthened used vehicle market in North America.

Losses in the quarter related to the mortgage operation are consistent with the analysis completed as part of the Supervisory Capital Assessment Program (S-CAP).

Second Quarter Net Income/Loss
($ in millions)

	Q209				Q208
	Net Income/ (Loss)	Incorporation Impact	Other Taxes	Pre-Tax Income/ (Loss)	Pre-Tax Income/ (Loss)
Global Automotive Finance	($727)	($1,051)	($22)	$346	($709)
Insurance	(515)	1	(40)	(476)	193
Mortgage Operations	(1,836)	71	137	(2,044)	(1,761)
Corporate and Other[1]	(825)	(234)	25	(616)	(32)
Consolidated	($3,903)	($1,213)	$100	($2,790)	($2,309)
1 Includes Commercial Finance, equity investments and other corporate activities

“GMAC’s results in the quarter were dramatically affected by a series of strategic actions that produced a short-term negative impact to financial performance but are expected to lead to longer-term benefits,” said GMAC Chief Executive Officer Alvaro G. de Molina.
“This is about gaining funding and operational flexibility, expanding on our strengths, and shedding legacy and non-strategic assets, allowing us to focus on the core automotive and mortgage origination and servicing businesses.”

GMAC Incorporation
In June 2009, GMAC LLC was converted from a partnership into a Delaware corporation and renamed GMAC Inc.  The conversion enabled GMAC to create a more flexible capital structure, facilitate implementation of the registration rights provided to GMAC common and certain of the preferred shareholders, and eliminate the requirement of dividend payments to certain equity holders to cover GMAC’s tax obligation.   The $1.2 billion tax adjustment taken in the second quarter of 2009 restored GMAC’s deferred tax assets and liabilities, which were previously written off in 2006 as part of the sale of a controlling interest in the company.   Prior to the incorporation, GMAC was economically obligated for its taxes via a dividend payment to its owners related to taxable income from the investment in GMAC.

Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $18.7 billion as of June 30, 2009, up from $13.3 billion at March 31, 2009.  Included in the consolidated cash and cash equivalents balance are $1.2 billion at Residential Capital, LLC (ResCap), $7.2 billion at Ally Bank (formerly GMAC Bank), and $865 million at the insurance business.  The change in consolidated cash is primarily related to the investment by the U.S. Department of the Treasury.

Ally Bank’s total assets were $42.5 billion at quarter-end, which included $11.9 billion of assets at the auto division and $30.6 billion of assets at the mortgage division.  This compares to $36.4 billion of assets at March 31, 2009.  Deposits increased in the second quarter to $25.4 billion as of June 30, 2009, which included $14.5 billion of retail deposits, $8.7 billion of brokered deposits, and $2.2 billion of other deposits.  This compares to $22.5 billion of deposits at March 31, 2009, comprised of $11.0 billion of retail, $9.5 billion of brokered, and $2.0 billion of other deposits.

GMAC’s total equity at June 30, 2009 was $26.0 billion, up from $22.0 billion at March 31, 2009.  In May 2009, GMAC received a $7.5 billion investment from the U.S. Treasury related to both the agreement to provide automotive financing for Chrysler dealers and customers and to the S-CAP results.  This investment contributed to strengthening GMAC’s capital position.  GMAC’s preliminary second quarter Tier 1 capital ratio was 13.7 percent, and the Tier 1 common ratio was 6.1 percent.

During the second quarter, GMAC issued $4.5 billion of guaranteed debt as part of the Federal Deposit Insurance Corporation’s (FDIC) Temporary Liquidity Guarantee Program (TLGP).  The offering further improved the company’s liquidity profile.

Global Automotive Finance
GMAC’s global automotive finance business reported pre-tax income of $346 million, compared to a pre-tax loss of $709 million in the year-ago period.  Results were driven primarily by improvement in the U.S. used vehicle market, which resulted in increased proceeds on the sale of off-lease vehicles, favorable provisions on the retail balloon portfolio, and improved loss severity levels.  On an after-tax basis, the global automotive finance business reported a net loss of $727 million in the second quarter of 2009, compared to a net loss of $717 million in the year-ago period.  The after-tax loss was primarily driven by a tax charge related to the conversion of GMAC to a corporation.

Total new vehicle consumer financing originations were $5.6 billion during the second quarter of 2009, down significantly from $12.5 billion in the second quarter of 2008.  In comparison to recent quarters, however, origination levels increased in the second quarter of 2009 from extremely low levels in the first quarter of 2009 of $3.4 billion and fourth quarter of 2008 of $2.7 billion.  New vehicle originations are lower mainly related to a decrease in U.S. vehicle sales, the significant reduction of leasing and the effects of a weaker economy.

GMAC remains committed to providing appropriate levels of credit to support the U.S. auto industry and is now providing financing to Chrysler dealers and consumers.  GMAC has financed approximately $320 million of new Chrysler consumer originations through July 20, 2009.  GMAC has also extended approximately $1 billion in interim wholesale financing to approximately 1,600 U.S. and Canadian dealers.  The formal credit review process of the interim-financed dealers has begun and is expected to be completed by mid-November.

GMAC did not experience significant credit losses related to the GM bankruptcy filing.  General Motors Company, the new post-bankruptcy entity, holds the equity stake in GMAC and has also assumed the operating agreements between the companies.

Credit losses increased in the second quarter of 2009 to 2.24 percent of managed retail contracts, versus 1.40 percent in the second quarter of 2008.  The increase is due to higher loss frequency in Europe and North America driven by economic weakness, the seasoning of the portfolio and a smaller asset base.  Credit losses have declined, however, from the first quarter of 2009 level of 2.41 percent.  Severity of losses has continued to improve from its peak in the fourth quarter of 2008.

Delinquencies, defined as contracts more than 30-days past due, also increased to 3.44 percent in the second quarter of 2009, compared to 2.39 percent in the second quarter of 2008.  Delinquency trends have been negatively affected by higher unemployment  and a smaller asset portfolio in North America and Europe.

Insurance
GMAC’s insurance business reported a pre-tax loss of $476 million in the second quarter of 2009, compared to pre-tax income of $193 million in the year-ago period.  The results were largely driven by a $607 million pre-tax goodwill impairment at the U.S. consumer property and casualty business.   The insurance operation also reported lower written premiums resulting from the sale of the U.S. reinsurance business in November 2008 and MEEMIC Insurance Company (MEEMIC) in April 2009 as well as lower volumes in dealership-related products due to weakness in automotive sales.  These factors were partially offset by lower losses during the quarter.  On an after-tax basis, the insurance business recorded a net loss of $515 million in the second quarter of 2009, compared to net income of $135 million in the second quarter of 2008.

The carrying value of the insurance investment portfolio was $4.7 billion at June 30, 2009, compared to $7.1 billion at June 30, 2008, with the decrease being primarily attributable to the sales of the reinsurance business and MEEMIC.

The U.S. consumer property and casualty insurance business is under strategic review and GMAC is exploring alternatives for that unit, including a potential sale.  This review does not include GMAC’s dealer-related insurance operations, which offer extended service contracts, as that remains core to the overall business.

Mortgage Operations
GMAC’s mortgage operations, which include Residential Capital, LLC (ResCap) and the mortgage activities of Ally Bank and ResMor Trust, reported a pre-tax loss of $2.0 billion in the second quarter of 2009, compared to a pre-tax loss of $1.8 billion in the second quarter of 2008. Results reflect losses on international asset dispositions and higher credit related costs due to continued distress in the mortgage market.   Operating costs improved from the prior year period.   On an after-tax basis, GMAC’s mortgage operations reported a net loss of $1.8 billion for the second quarter of 2009, compared to a net loss of $1.9 billion in the year-ago period.

For the second consecutive quarter, mortgage loan origination volume in the U.S. market has shown signs of improvement.  U.S. mortgage loan production in the second quarter of 2009 was $18.5 billion, compared to $13.2 billion in the first quarter of 2009 and $17.0 billion in the second quarter of 2008.  The improvement was driven by higher government production and increased refinancing activity.

As part of its effort to streamline its international business and focus primarily on its U.S. lending and servicing businesses, ResCap sold its mortgage operations in Australia and Spain.

Corporate and Other
GMAC’s corporate and other segment reported a pre-tax loss of $616 million in the second quarter of 2009, compared to a pre-tax loss of $32 million in the year-ago period. The main drivers were an additional $105 million pre-tax provision on resort finance assets in the commercial finance business and an increase in interest expense primarily due to a $344 million original issue discount amortization expense related to the fourth quarter 2008 bond exchange.  On an after-tax basis, the corporate and other segment reported a net loss of $825 million in the second quarter of 2009, compared to a net loss of $10 million in the prior year period.  The higher after-tax loss was driven by a tax adjustment related to the conversion of GMAC to a corporation.

Outlook
While difficult economic conditions persist, GMAC is encouraged by positive trends such as improving origination levels in both the auto and mortgage segments.  Additionally, GM and Chrysler have exited bankruptcy, which should lead to a more stable U.S. auto industry.

GMAC has recently launched an initiative to reduce costs and optimize its returns. The initiative targets decreasing expenses by approximately $1 billion on a run-rate basis by 2010.  The plan to achieve this target includes streamlining the cost structure commensurate with business expectations, integrating operations, and rationalizing non-core and non-strategic activities.  The profit optimization initiative represents a continuing step in GMAC’s plan to transform the company and return to profitability.

GMAC also continues to execute its five core strategies:
•	Transition to and meet all bank holding company requirements
•	Strengthen liquidity and capital position by shifting largely to a deposit-funded institution
•	Build a world-class organization
•	Expand and diversify customer-focused revenue opportunities, with available funding driving originations
•	Drive returns by repositioning risk profile and maximizing efficiencies

“The second quarter, like many prior quarters, produced a series of transformational actions, including creating a more flexible capital structure by incorporating GMAC, launching Ally Bank, restructuring the ownership of the company, and expanding our base of auto financing customers through the Chrysler agreement,” said de Molina.  “Our work is not over, but the foundation is being laid.”

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide. As a global, independent financial services institution, GMAC’s diversified business operations include automotive finance, mortgage operations, insurance, commercial finance and online banking. As of June 30, 2009, the company had approximately $181 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

# # #
Forward-Looking Statements

In this earnings release and related comments by GMAC Inc. (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital, LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty regarding GM’s and Chrysler’s recent emergence from bankruptcy protection; uncertainty related to the new financing arrangement between GMAC and Chrysler; securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM, and GMAC and Chrysler; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we are subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles;  the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, GM or Chrysler; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
917-369-2364
gina.proia@gmacfs.com

Christopher McNamee
917-369-2389
christopher.mcnamee@gmacfs.com

GMAC Financial Services Preliminary Unaudited Second Quarter 2009 Financial Highlights

($ in millions)

		2Q	2Q	YTD	YTD
Summary Statement of Income	Note	2009	2008	2009	2008

Revenue
Consumer		$1,270	$1,764	$2,599	$3,585
Commercial		455	611	896	1,259
Loans held-for-sale		148	312	280	672
Operating leases		1,631	2,135	3,356	4,238
Interest and dividends on investment securities		102	166	198	375
Other interest income		33	393	121	667
Total financing revenue and other interest income		3,639	5,381	7,450	10,796
Interest Expense
Deposits		110	80	202	174
Short-term borrowings		168	624	358	1,204
Long-term debt		1,754	2,174	3,590	4,523
Other		56	(9)	119	147
Total interest expense		2,088	2,869	4,269	6,048
Depreciation expense on operating lease assets		1,256	1,401	2,409	2,797
Impairment of investment in operating leases		0	716	0	716
Net financing revenue		295	395	772	1,235
Other revenue
Servicing fees		399	465	807	936
Servicing asset valuation and hedge activities, net		(240)	(185)	(600)	225
Net loan servicing income		159	280	207	1,161
Insurance premiums and service revenue earned		818	1,123	1,682	2,232
Loss on mortgage and automotive loans, net		(362)	(1,099)	(66)	(1,698)
Gain on extinguishment of debt		14	616	657	1,104
Other gain (loss) on investments, net		98	(49)	81	(444)
Other income, net of losses		4	49	(108)	134
Total other revenue		731	920	2,453	2,489
Total net revenue		1,026	1,315	3,225	3,724
Provision for loan losses		1,161	771	2,004	1,244
Noninterest expense
Compensation and benefits expense		441	591	860	1,204
Insurance losses and loss adjustment expenses		481	714	1,034	1,344
Other operating expenses		1,126	1,548	2,308	2,811
Impairment of goodwill		607	0	607	0
Total noninterest expense		2,655	2,853	4,809	5,359
Loss before income tax expense		(2,790)	(2,309)	(3,588)	(2,879)
Income tax expense		1,113	173	990	192
Net loss		($3,903)	($2,482)	($4,578)	($3,071)

Select Balance Sheet Data			June 30, 2009	Dec 31, 2008	June 30, 2008
Cash and cash equivalents			$18,655	$15,151	$14,325
Loans held-for-sale			11,440	7,919	12,942
Finance receivables and loans, net	1
Consumer			57,983	63,963	76,707
Commercial			32,838	36,110	43,183
Investments in operating leases, net	2		21,597	26,390	32,810
Total assets			181,248	189,476	227,692
Total debt	3		105,175	126,321	173,489

		Second Quarter		Six Months
Operating Statistics		2009	2008	2009	2008
GMAC's Worldwide Cost of Borrowing	4	6.27%	5.92%	6.24%	6.19%

(1) Finance receivables and loans are net of unearned income

(2) Net of accumulated depreciation

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4) Calculated by dividing total interest expense (excluding marked-to-market adjustments and intercompany interest) by total borrowings

GMAC Financial Services Preliminary Unaudited Second Quarter 2009 Financial Highlights (Continued)
($ in millions)

		Note	Second Quarter		Six Months
GMAC Automotive Finance Operations			2009	2008	2009	2008

Net (loss) Income
North American Operations (NAO)			($622)	($854)	($363)	($700)
International Operations (IO)			(105)	137	(139)	241
Net (loss) Income			($727)	($717)	($502)	($459)

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		164	443	252	877
	Dollar amount of contracts originated		$4,624	$11,597	$7,031	$23,447
	Dollar amount of contracts outstanding at end of period	5	$43,746	$60,798
	Share of new GM retail sales		28%	43%	23%	45%

	Mix of retail & lease contract originations (% based on # of units):
	New		82%	73%	80%	75%
	Used		18%	27%	20%	25%

	GM subvented (% based on # of units)		55%	67%	60%	70%

	Average original term in months (US retail only)		64	62	64	61

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	6,7	$15,220	$13,283	$14,867	$14,155
	Off-lease vehicles terminated - Serviced (# units)	7	100,807	120,378	198,455	220,375
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	6	$15,403	$13,252	$15,123	$14,336
	Off-lease vehicles terminated - On-balance sheet (# units)	8	62,622	59,619	126,356	102,758

IO	Number of contracts originated (# thousands)		98	187	197	380
	Dollar amount of contracts originated		$1,462	$3,393	$2,804	$6,547
	Dollar amount of contracts outstanding at end of period	9	$13,951	$19,890

	Mix of retail & lease contract originations (% based on # of units):
	New		94%	86%	94%	84%
	Used		6%	14%	6%	16%

	GM subvented (% based on # of units)		55%	41%	59%	41%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	10	2.60%	1.68%	2.76%	1.63%
	Managed retail contracts over 30 days delinquent	10,11	3.74%	2.31%
	Serviced retail contracts over 30 days delinquent	11,12	3.57%	2.31%

IO	Annualized net charge-offs as a % of managed assets	10	1.31%	0.72%	1.19%	0.73%
	Managed retail contracts over 30 days delinquent	10,11	3.00%	2.53%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		4.48%	3.76%
	Repossessions as a % of average number of managed retail contracts outstanding	10	3.42%	2.34%	3.53%	2.54%
	Severity of loss per unit serviced - Retail	12
	New		$10,398	$11,062	$10,843	$10,532
	Used		$8,660	$8,822	$8,997	$8,441

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		2.00%	1.56%
	Repossessions as a % of average number of contracts outstanding		0.91%	0.72%	0.88%	0.69%

(5) Represents on-balance sheet assets, which includes $4.5 billion of retail loans held for sale in 2009

(6) Prior period amounts based on current vehicle mix, in order to be comparable

(7) Serviced assets represent operating leases where GMAC continues to service the underlying asset

(8) GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(9) Represents on-balance sheet assets including retail leases

(10) Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(11) Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(12) Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited Second Quarter 2009 Financial Highlights (Continued)
($ in millions)

	Note	Second Quarter		Six Months
Mortgage Operations		2009	2008	2009	2008

Net loss		($1,836)	($1,890)	($2,856)	($2,749)

Gain (loss) on mortgage loans, net
Domestic		$166	($180)	$352	($245)
International		(568)	(882)	(561)	(1,564)
Total loss on mortgage loans, net		($402)	($1,062)	($208)	($1,810)

Portfolio Statistics
Mortgage loan production
Prime conforming		$10,507	$12,187	$19,013	$27,625
Prime non-conforming		325	740	343	1,588
Government		7,648	3,760	12,320	5,735
Nonprime		0	0	0	3
Prime second-lien		0	343	0	786
Total Domestic		18,480	17,029	31,676	35,737

International		325	1,049	527	3,240
Total Mortgage production		$18,805	$18,078	$32,202	$38,977

Mortgage loan servicing rights at end of period		$3,509	$5,417

Loan servicing at end of period
Domestic		$353,852	$397,842
International		27,458	39,020
Total Loan servicing		$381,310	$436,862

Asset Quality Statistics
Provision for credit losses by product
Mortgage loans held for investment		$685	$343	$1,190	$624
Lending receivables		231	120	376	138
Total Provision for credit losses		$916	$463	$1,566	$762

Allowance by product at end of period
Mortgage loans held for investment		$1,133	$638
Lending receivables		536	483
Total Allowance by product		$1,669	$1,121

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	13	5.08%	2.26%
Lending receivables		15.71%	7.94%
Total Allowance as a % of related receivables	13	6.49%	3.27%

Nonaccrual loans at end of period	13	$4,939	$4,514
Nonaccrual loans as a % of related receivables at end of period	13	19.20%	13.14%

Total nonperforming assets	14	$8,253	$7,349

		Second Quarter		Six Months
GMAC Insurance Operations		2009	2008	2009	2008

Net (loss) Income		($515)	$135	($465)	$267

Premiums and service revenue written		$663	$1,067	$1,385	$2,200
Premiums and service revenue earned		$806	$1,111	$1,658	$2,208
Combined ratio	15	96.2%	97.8%	96.1%	95.8%

Investment portfolio fair value at end of period		$4,651	$7,068
Memo: After-tax at end of period
Unrealized gains		$107	$129
Unrealized losses		(101)	(92)
Net unrealized gains		$6	$37

(13) Excludes SFAS 159 assets
(14) Includes SFAS 159 assets
(15) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.  For 2008, sale of GMAC RE and goodwill impairment have also been excluded.
Numbers may not foot due to rounding